SECOND RESTATED              Exhibit 3-1

                  CERTIFICATE OF INCORPORATION

                               OF

                        GANNETT CO., INC.

                (Incorporated February 28, 1972)


          The Restated Certificate of Incorporation of Gannett Co., Inc., as heretofore amended, is hereby restated and integrated, without further amendment and without discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and the provisions of this restated certificate, pursuant to adoption by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware, as follows:

          FIRST:  The name of the Corporation is:  GANNETT CO., INC.

          SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Two Million (202,000,000) shares of which Two Hundred Million (200,000,000) shares shall be Common Stock of the par value of One Dollar ($1.00) per share and Two Million (2,000,000) shares shall be Preferred Stock of the par value of One Dollar ($1.00) per share. A statement of the designations of the authorized classes of stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, or of the authority by the Board of Directors to fix by resolution or resolutions such designations and other terms, is as follows:

               A. Preferred Stock. The shares of the Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including without limiting the generality of the foregoing, such provisions as may be desired concerning the dividend rights, the dividend rate, conversion rate, conversion rights, voting rights, rights in terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and to fix the number of shares constituting any such series, and to increase or decrease the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

               B. Common Stock. Subject to all of the preferences and rights of the Preferred Stock or a series thereof that may be fixed by a resolution or resolutions of the Board of Directors,
          (i) dividends may be paid on the Common Stock of the Corporation as and when declared by the Board of Directors, out of funds of the Corporation legally available for the payment of such dividends, and (ii) each share of Common Stock of the Corporation will be entitled to one vote on all matters on which such stock is entitled to vote.

          FIFTH:

               Section 1. Election of Directors. Election of directors need not be by written ballot unless and to the extent the By-laws of the Corporation so provide.

               Section 2.  Number, Election and Terms.  Except as
otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the By-laws. The directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-laws, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1986, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1987, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1988, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

               Section 3. Stockholder Nomination of Director Candidates. Advance notice of stockholder nominations for the election of directors and of any stockholder proposals to be considered at an annual stockholder meeting shall be given in the manner provided in the By-laws.

               Section 4.  Newly Created Directorships and Vacancies.
Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

               Section 5. Removal of Directors. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, without cause, only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding Voting Stock (as defined in Article EIGHTH), voting together as a single class.

               Section 6. Amendment or Repeal of this Article FIFTH. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article FIFTH.

          SIXTH: The Board of Directors shall have power to make, alter, amend and repeal the By-laws (except so far as the By-laws adopted by the stockholders shall otherwise provide). Any By-laws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, Sections 2 and 9 of Article I (as amended), Sections 2, 4, 5, 8, and 9 of
Article II (as amended) and Article VI of the By-laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article SIXTH.

          SEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the Board of Directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Article SEVENTH.

          EIGHTH:

               Section 1.  Vote Required for Certain Business
Combinations.

               A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article EIGHTH:

                   (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other company (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

                   (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $25 million or more; or

                   (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $25 million or more; or

                   (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

                   (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class (it being understood that for the purposes of this Article EIGHTH, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article FOURTH of this Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

               B.  Definition of "Business Combination".  The term
          "Business Combination" used in this Article EIGHTH shall mean any transaction which is referred to in clauses (i) through (v) of Paragraph A of this Section 1.

               Section  2.  When Higher Vote Is Not Required.  The
provisions of Section 1 of this Article EIGHTH shall not be applicable to any particular Business Combination, and the Business Combination shall require only the affirmative vote required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

               A. Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

               B. Price and Procedure Requirements. All of the following conditions shall have been met:

                   (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in the Business Combination shall be at least equal to the higher of the following:

                        (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

                        (b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article EIGHTH as the "Determination Date"), whichever is higher.

                   (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

                        (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

                        (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation or dissolution of the Corporation; or

                        (c)  the Fair Market Value per share of such
               class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

                   (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of the Voting Stock previously acquired by it. The price determined in accordance with paragraphs B(i) and B(ii) of this Section 2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

                   (iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding stock having preference over the Common Stock as to dividends or upon liquidation; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common
          Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common
          Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock subsequent to the transaction which results in it becoming an Interested Shareholder.

                   (v) After such Interested Shareholder has become an Interested Shareholder, it shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                   (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

               Section 3. Certain Definitions. For the purpose of this Article EIGHTH:

               A. A "person" shall mean any individual, firm, company or other entity.

               B. "Interested Shareholder" shall mean any person (other than the Corporation, any Subsidiary, or the Gannett
          Foundation, Inc. ) who or which:

                   (i) is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding Voting Stock; or

                   (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting
          Stock; or

                   (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

               C.  A person shall be a "beneficial owner" of any Voting
          Stock:

                   (i) that such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns directly or indirectly; or

                   (ii) that such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the rights to vote pursuant to any agreement, arrangement or understanding; or

                   (iii) that is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

               D. For the purpose of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 3 but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

               E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 1, 1985.

               F. "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation, provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph
          B of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity
          Security is owned, directly or indirectly, by the Corporation.

               G. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Shareholder and who was a member prior to the time that the Interested Shareholder became an Interested Shareholder, or any successor of a Disinterested Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

               H. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange -- Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

               I. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs B(i) and (ii) of
          Section 2 of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

               J. "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on March 1, 1985.

               Section 4. Powers of the Board of Directors. A majority of the directors shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested
Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business
Combination has, an aggregate Fair Market Value of $25 million or more. A majority of the directors shall have the further power to interpret all of the terms and provisions of this Article EIGHTH.

               Section 5.  No Effect on Fiduciary Obligations of
Interested Shareholders. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Shareholder of any fiduciary obligation imposed by law.

               Section 6. Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws) the affirmative vote of the holders of 80% or more of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article EIGHTH or any provision hereof.

          NINTH: The Corporation reserves the right at any time and from time to time to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or as hereafter prescribed by law, and all rights, preferences and privileges conferred upon stockholders, directors and officers by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are subject to the right reserved in this Article.

          IN WITNESS WHEREOF, the undersigned have signed this Certificate as of this 30th day of September, 1985.



                                   s/ Douglas H. McCorkindale
                                   --------------------------
                                   Douglas H. McCorkindale
                                   Vice Chairman and Chief
                                   Financial Officer


ATTEST:


s/ Thomas L. Chapple
- --------------------
   Thomas L. Chapple
      Secretary